EXHIBIT 4.05

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE, dated as of July 1, 2022 (this “Supplemental Indenture”), is by and among II-VI Incorporated, a corporation incorporated under the laws of the Commonwealth of Pennsylvania (the “Company”), each of the parties identified as a New Guarantor on the signature pages hereto (each, a “New Guarantor” and collectively, the “New Guarantors”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company and the Trustee are parties to an indenture dated as of December 10, 2021 (the “Indenture”), providing for the issuance of the Company’s 5.000% Senior Notes due 2029 (the “Notes”);
WHEREAS, Section 3.11 (Future Guarantors) of the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.1 (Without Consent of Holders) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.     Agreements to Become Guarantors. Each of the New Guarantors hereby unconditionally guarantees the Company’s obligations, as guarantor and not as a surety, the full and punctual payment when due of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Company set forth in the Indenture, on the terms and subject to the conditions set forth in Article X (Guarantees) of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.
3.     Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
4.     [Reserved].

315697771.1

5.     Notices. For purposes of Section 12.1 (Notices of the Indenture), the address for notices to each of the New Guarantors shall be:
II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
Attention: Chief Legal and Compliance Officer
Email: notices@ii-vi.com
6.     Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
7.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Supplemental Indenture. Unless otherwise provided herein or in any other related document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Supplemental Indenture, any other related document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other signature law due to the character or intended character of the writings. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send any notice, instruction or other communication to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized notice, instruction or other communication, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic notice, instruction or other communication.
8.     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
9.     The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the New Guarantors.
[Signature Pages Follow]

315697771.1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
II-VI INCORPORATED, as COMPANY
By:        /s/ Mary Jane Raymond
    Name: Mary Jane Raymond
    Title: Chief Financial Officer and Treasurer
COHERENT, INC., as a New Guarantor
By:        /s/ Mary Jane Raymond
    Name: Mary Jane Raymond
    Title: Treasurer
COHERENT ASIA, INC., as a New Guarantor
By:        /s/ Mary Jane Raymond
    Name: Mary Jane Raymond
    Title: Treasurer

[Signature Page to First Supplemental Indenture]

315697771.1

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:        /s/ Robert. P. Pavlovic
    Name: Robert P. Pavlovic
    Title: Vice President

[Signature Page to First Supplemental Indenture]

315697771.1